Item 30  Exhibit (h) i. c.2.

SERVICES AGREEMENT

This Agreement is made as of October 25, 2012 by and among Waddell & Reed, Inc. (“Distributor”), a Delaware corporation, Massachusetts Mutual Life Insurance Company (“Insurance Company”) and MML Distributors, LLC (“Broker Dealer”), a Connecticut limited liability corporation.

WHEREAS, Insurance Company, Ivy Funds Variable Insurance Portfolios (the “Trust”), and Distributor have entered into a Participation Agreement dated October 25, 2012 as may be amended from time to time (the “Participation Agreement”), pursuant to which, the Insurance Company, on behalf of certain of its separate accounts (the “Accounts”), purchases shares (“Shares”) of certain Portfolios of the Trust (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Contracts”) offered by the Insurance Company, which Portfolios may be one of several investment options available under the Contracts; and

WHEREAS, Distributor recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Account’s investment in the Portfolios, and that in the course of soliciting applications for Contracts, the Insurance Company will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Contract owners’ interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

WHEREAS, Distributor wishes to compensate the Insurance Company for the efforts of the Insurance Company in providing written and oral information and services regarding the Trust to Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the service fee agreement between Distributor, Insurance Company and Broker Dealer.

NOW, THEREFORE, in consideration of their mutual promises, the Insurance Company, Broker Dealer and Distributor agree as follows:

1. Services. The Insurance Company and/or its affiliates agree to provide administrative services (“Services”) to owners of Contracts including, but not limited to: teleservicing support in connection with the Portfolios; as described in Schedule A to the Participation Agreement, delivery of current Trust prospectuses, periodic reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners’ votes in the event of a Trust shareholder vote; maintenance of Contract records reflecting shares purchased, exchanged or redeemed each day and Share balances, and the conveyance of that information to the Trust or Distributor as may be reasonably requested; facilitate in the computation of each Portfolio’s net asset value per share; provide Distributor, the Trust or the Trust’s transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested by Distributor; maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Contract owners’ interests in one or more Portfolios’ provision and administration of Contract features for the benefit of Contract owners in connection with the Portfolios, which may include Trust transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; determine the net amount to be transmitted to the Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests and distribute or credit to the Accounts all proceeds of redemptions of Portfolio shares; Insurance Company shall notify the Trust of the cash required to meet redemption payments; determine the net amount to be transmitted to the Trust as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Accounts investing in each Portfolio; Insurance Company shall transmit net purchase payments to the Trust’s custodian; miscellaneous accounting services as may be reasonably requested from time to time by Distributor, which services shall relate to the business contemplated by this Services Agreement, as amended from time to time, including, without limitation, periodic reconciliation and balancing of Insurance Company’s books and records with those of the Trust with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Trust, dividend and distribution payments by the Trust, and such other accounting matters that may arise from time to time in connection with the operations of the Trust as related to the business contemplated by this Services Agreement; provide Distributor with assistance as Distributor may reasonably request so that Distributor can report information to the Trust’s Board in a timely manner (Insurance Company acknowledges that such information and assistance shall be in addition to the information and assistance required of Insurance Company pursuant to the Trust’s Mixed and Shared Funding SEC Exemptive Order, as described in the Participation Agreement); provide Distributor with assistance as Distributor may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Trust to appropriate regulatory bodies and third party reporting services; and provision of other services as may be agreed upon from time to time.

2. Compensation. In consideration of the Services, Distributor agrees to pay the Broker Dealer a fee at an annual rate equal to [_____]  basis points ([_____] %) of the average daily value of the Shares held in the Accounts. Such payments will be made quarterly in arrears. The fee shall include and not be in addition to the payment by Distributor of [_____] bps ([_____] %) in 12b-1 service fees received by Distributor from the Trust relating to the assets and shall not be in exchange for distribution related services. For purposes of computing the payment to the Broker Dealer under this paragraph 2, the average daily value of Shares held in the Accounts over a quarterly period shall be computed by totaling such Accounts’ average investment (Share net asset value multiplied by total number of Shares held by such Accounts) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter. The payment to the Broker Dealer under this paragraph 2 shall be calculated by Distributor at the end of each calendar quarter and will be paid to the Broker Dealer within thirty (30) days thereafter. Payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by Distributor and such other supporting data as may be reasonably requested by the Broker Dealer.

If a change in the law or the Board of Trustees of the Trust requires a reduction in the fees paid by a pooled investment vehicle pursuant to Rule 12b-1 of the Investment Company Act of 1940 (or its functional equivalent), and if the Trust is required to reduce the 12b-1 fees it pays that are based upon the value of the aggregated assets as a result of such change in the law or Board action, then there shall be a corresponding reduction in the amount of the above fee.

3. Termination. This Services Agreement may be terminated by any party hereto upon sixty (60) days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Accounts, upon termination of the Participation Agreement or as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and Distributor. Notwithstanding the termination of this Services Agreement, Distributor will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

4. Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between the Insurance Company, Broker Dealer, Distributor or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Services Agreement.

WADDELL & REED, INC.		MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

	/s/ Thomas W. Butch		/s/ Eric Wietsma
By:	Thomas W. Butch	By:	Eric Wietsma
Title:	President	Title:	Senior Vice President

Date:	10/25/12	Date:	10/25/12

MML DISTRIBUTORS, LLC

/s/ Eric Wietsma
		By:	Eric Wietsma
		Title:	Senior Vice President

		Date:	10/25/12